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                                                                      Exhibit 99

                           [LOGO OF LYONDELL PETROCHEMICAL COMPANY APPEARS HERE]

NEWS

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One Houston Center, 1221 McKinney Ave., P.O. Box 3646, Houston, Texas 77253-3646
(713) 652-7200

  LYONDELL PETROCHEMICAL COMPANY TO PURCHASE
  ALATHON(R) HIGH-DENSITY POLYETHYLENE BUSINESS
  FROM OCCIDENTAL CHEMICAL

       HOUSTON, April 17, 1995 -- Lyondell Petrochemical Company (NYSE:LYO) announced today that it has signed an agreement with Occidental Chemical Corporation, an affiliate of Occidental Petroleum Corporation, to acquire Occidental Chemical's Alathon(R) high-density polyethylene (HDPE) business for $350 million plus inventory. Assets involved in the transaction include resin production facilities at Victoria and Matagorda, Texas, and the associated research and development facility. These facilities have a combined annual capacity of approximately 1.5 billion pounds of HDPE. The business employs a workforce of approximately 350 people.
       HDPE is used to make plastic films and resins for a wide variety of consumer goods. Among the products produced at the facilities involved in the transaction is a high molecular weight film resin that is generally regarded as the benchmark for the industry.
       As part of the agreement, Occidental Chemical will supply ethylene, the principle feedstock for HPDE, to these plants for a transitional period. Ultimately, Lyondell plans to supply ethylene for the facilities primarily from its Channelview (Texas) Petrochemical Complex. In addition, Lyondell will acquire the rights to the Alathon(R) trademark.
       "We are very pleased with the opportunities created for Lyondell by this acquisition," said Bob G. Gower, Chairman and Chief Executive Officer of Lyondell Petrochemical Company. "Lyondell has been a major factor in the merchant market for ethylene for many years and we plan to continue to be a major merchant supplier. However, this transaction will provide important additional downstream integration, a key part of our strategic plan to build a stronger earnings floor."
       "The transaction is consistent with our goal of creating additional value in our core petrochemical businesses," said Dan F. Smith, Lyondell's President and Chief Operating Officer. "This is a good business with quality assets that fits well with our existing businesses. We plan to take full advantage of the synergies created between these businesses to enhance our low cost position."
       The transaction is expected to close on or before May 15, 1995. Lyondell expects to finance the acquisition from internal cash and existing credit lines.
           Lyondell Petrochemical Company produces a wide variety of petrochemicals, including olefins (ethylene, propylene, butadiene, butylenes and specialty products), methanol and MTBE, low-density polyethylene and polypropylene. Lyondell currently has an approximate 90 percent participation interest in LYONDELL-CITGO Refining Company Ltd., which produces refined petroleum products, including gasoline, heating oil, jet fuel, aromatics and lubricants.

  For information, contact:
  Media - Jackie Wilson (713) 652-4596; Investors - Dave Balderston (713)
  652-4590